Exhibit 21

Cephalon, Inc.

Subsidiaries

Name	Jurisdiction of Incorporation

Anesta LLC	Delaware
Anesta AG	Switzerland
Arana Therapeutics, Inc.	California
BioAssets Development Corporation	Delaware
Biotan AG	Switzerland
Cephalon Australia Pty. Ltd.	Australia
Cephalon Australia (Vic) Pty. Ltd.	Australia
Cephalon (Bermuda) Limited	Bermuda
Cephalon Borinquen, Inc.	Puerto Rico
Cephalon B.V.	The Netherlands
Cephalon Clinical Partners L.P.	Delaware
Cephalon Development Corporation	Delaware
Cephalon France SAS	France
Cephalon Europe SAS	France
Cephalon GmbH	Germany
Cephalon Holdings Limited	United Kingdom
Cephalon International Holdings, Inc.	Delaware
Cephalon Investments, Inc.	Delaware
Cephalon S.r.L	Italy
Cephalon Limited	United Kingdom
Cephalon Luxembourg S.a.r.l	Luxembourg
Cephalon Management Company LLC	Delaware
Cephalon Management Company LUX SCS	Luxembourg
Cephalon Pharma ApS	Denmark
Cephalon Pharma (Ireland) Limited	Ireland
Cephalon Pharma SL	Spain
Cephalon Sp. z.o.o.	Poland
Cephalon Technologies Partners, Inc.	Delaware
Cephalon Technology, Inc.	Delaware
Cephalon Titrisation (FCC)	France
Cephalon (UK) Limited	United Kingdom
Cephalon Ventures Puerto Rico, Inc.	Delaware
CIMA LABS INC.	Delaware
East End Insurance Ltd.	Bermuda
Galenis—Promoção e Comercialização de Products Farmacêuticos LDA	Portugal
Mepha GmbH	Switzerland
MEPHA-Investigação, Desenvolvimento e Fabricação Farmacêutical LDA	Portugal
Mepha Pharma AG	Switzerland
Mepha Pharma GMBH	Germany
PolaRx Biopharmaceuticals, Inc.	Delaware
Promics Pty. Ltd.	Australia
SIA Mepha Baltics	Latvia
Societe Civile Immobiliere Martigny	France